Exhibit 99

Titan International Announces Changes to Board of Directors

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
January 2, 2014

Titan International announces that Mitchell Quain has retired from Titan International’s Board of Directors. Mr. Quain has been on Titan’s board for 17 years. The Titan employees and the Board of Directors thank Mitch for his dedication to the company and wish him well in his future endeavors. His retirement was effective December 31, 2013.

Effective January 1, 2014, Titan is honored to add Gary L. Cowger to the Board of Directors. Mr. Cowger brings a unique worldwide view of manufacturing knowledge that compliments Titan’s move into a global manufacturer of wheels and tires. Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy and global organizational structures and implementation. He is also immediate past Chairman of the board of trustees at Kettering University (formally General Motors Institute) and he serves on the board of directors of Delphi Automotive and Tecumseh Products, as well as the Detroit Symphony and the College for Creative Studies. Mr. Cowger has served as a board member of Saturn Corporation; OnStar; Saab; Adam Opel, AG; GM of Canada; NUMMI; and GMAC.

Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He was most recently Group Vice President of General Motors Global Manufacturing, Global Manufacturing Engineering and Labor Relations. Mr. Cowger received his bachelor’s degree in engineering at General Motors Institute (now Kettering University) in Flint, Michigan, earning his Master of Science degree in management at the Massachusetts Institute of Technology as a Sloan Fellow in Cambridge, Mass in 1978. He holds an honorary doctorate of humane letters degree from Lindenwood College (St. Charles, Missouri) and an honorary doctor of engineering from Kettering University. He is a member of the Society of Corporate Executives (ASCE).

Titan Chairman and CEO, Maurice Taylor, adds, “Mitch has been involved with Titan since the company went public in 1993 and will remain engaged in various corporate matters in the future. We look forward to Mr. Cowger joining the board. With Gary’s global manufacturing background, he can provide the pros and cons of investing in manufacturing in various countries. Titan will continue its tradition of providing an outstanding board with this new team of members.”

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773